Exhibit 99.1

Bank of the James Reports Fourth Quarter, Full Year 2013 Financial Results

Record 2013 Earnings Reflect Loan Growth, Expense Management, Strong Asset Quality

Lynchburg, VA., January 28, 2014 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, today announced unaudited results for the three months and 12 months ended December 31, 2013.

Performance Highlights

•	Net income for the three months ended December 31, 2013 was $663,000 or $0.20 per diluted share, compared with $747,000 or $0.22 per diluted share for the three months ended December 31, 2012.

•	Net income for the 12 months ended December 31, 2013 was $3.06 million or $0.91 per diluted share, up 44% compared with $2.13 million or $0.64 per diluted share for the 12 months ended December 31, 2012.

•	Net interest income after provision for loan losses was $3.89 million in fourth quarter 2013 compared with $3.50 million in fourth quarter 2012. For the 12 months of 2013, net interest income after loan loss provision increased to $15.45 million from $13.45 million for the 12 months of 2012. Both 2013 periods reflected lower year-over-year provisions for loan losses.

•	Noninterest income from fees, service charges and commissions, including fees from the bank’s expanded line of treasury management services for commercial customers, grew in 2013 to $1.35 million compared with $1.23 million in 2012.

•	Total loans, net of allowance for loan losses, rose to $339.99 million at December 31, 2013 compared with $319.92 million at December 31, 2012, primarily reflecting growth in commercial real estate and construction lending and selectively retained purchase mortgage originations.

•	The bank’s focus on continued prudent credit and risk management practices was reflected in a 52% reduction in nonaccruing loans, resulting in a decline in the ratio of nonaccruing loans to total loans to 0.89% at December 31, 2013 compared with 1.95% at December 31, 2012.

•	All key asset quality ratios improved year-over-year, including a nonperforming assets to total assets ratio of 1.04% at year-end 2013 compared with 1.92% at year-end 2012.

•	Expanding its market reach in 2013, the bank established loan production offices in Charlottesville and Roanoke, Virginia.

•	For the 12 months of 2013, return on average assets (ROAA) and return on average equity (ROAE) increased year- over-year to 0.71% and 10.13%, respectively, compared with 0.50% and 7.76%, respectively, for the 12 months of 2012.

•	Book value per share was $8.85 at December 31, 2013 compared with $8.83 per share at December 31, 2012.

Robert R. Chapman III, President and CEO, commented: “Our financial performance in 2013 reflects the accomplishments of our entire team to deliver growth, combined with asset quality ratios that meet or exceed rigorous goals for balance sheet strength. Earnings in 2013 reflect meaningful year-over-year growth and balance sheet improvement, and were the highest in our company’s history. Key measures of shareholder value, including ROAA, ROAE, book value and total stockholders’ equity, demonstrated year-over-year increases.

“The year presented numerous opportunities and challenges that called for nimble response. Most financial institutions, including Bank of the James, felt the combined impact of the residential refinancing mortgage slowdown, commercial loan pay downs, and a low interest rate environment for much of the year, followed by interest rate uncertainty and volatility in the latter half of the year.

“We met these challenges head-on with disciplined interest expense management, operating expense control, and by building our purchase mortgage business and adding new commercial loans. We were particularly gratified by our commercial banking performance. During the year, we added 42 new business clients with loan relationships greater than $200,000 that generated $50.4 million in loan commitments. We also emphasized expanding commercial banking relationships, which generated new deposits and increased use of our full suite of fee-based commercial banking products and electronic treasury management services. Fees from these services increased tenfold year-over-year. Our mortgage division focused on replacing refinancings with purchase mortgages, which now comprise more than 70% of the division’s total mortgage originations.

“As we enter 2014, we believe the bank is well positioned to grow in our Region 2000 market and generate business through our new Charlottesville and Roanoke offices. We are also implementing an increased effort on calling on customers and potential customers in Appomattox where the bank has purchased a site for future expansion. We intend to apply the disciplined principles of credit and risk management that have enabled us to maintain high quality in our loan portfolio.”

Fourth Quarter 2013 Income Statement Highlights

Net income for the three months ended December 31, 2013 was $663,000 or $0.20 per diluted share, compared with $747,000 or $0.22 per diluted share for the three months ended December 31, 2012. Net income in fourth quarter 2012 included a $263,000 gain on the sale of securities, compared with a $51,000 gain on the sale of securities in the fourth quarter 2013.

For the three months ended December 31, 2013, total interest income was $4.75 million compared with $4.66 million for the three months ended December 31, 2012, primarily reflecting modest growth in income from loans. Net interest income after provision for loan losses was $3.89 million in fourth quarter 2013 compared with $3.50 million in fourth quarter 2012. The bank reduced its provision for loan losses to $250,000 in fourth quarter 2013 compared with $513,000 in fourth quarter 2012.

Interest expense declined to $607,000 in fourth quarter 2013 compared with $651,000 in fourth quarter 2012. Despite continuing pressure on margins, the bank’s net interest margin expanded to 4.14% in fourth quarter 2013 compared with 4.10% in fourth quarter 2012.

J. Todd Scruggs, CFO, commented: “During a period when the banking industry has battled net interest margin declines, we have been able to offer competitive rates and also deliver value to customers that extends beyond mere pricing considerations. Our loan portfolio also reflects sensitivity to potential interest rate increases, providing the opportunity to respond to prevailing rates. We anticipate being able to maintain net interest margin in the 4%-plus range, with upside potential if interest rates increase.”

Noninterest income in fourth quarter 2013 was $840,000 compared with $1.05 million in fourth quarter 2012, partially reflecting a decline in mortgage fee income as refinancing activity slowed, and a decline in gains on securities sales. Income from fees, service charges and commissions in fourth quarter 2013 increased to $371,000 compared with $319,000 in fourth quarter 2012, primarily reflecting income from commercial treasury management services.

Full Year 2013 Income Statement Highlights

For the 12 months ended December 31, 2013, net income was $3.06 million or $0.91 per diluted share compared with $2.13 million or $0.64 per diluted share for the 12 months ended December 31, 2012.

Net interest income after provision for loan losses was $15.45 million in 2013, a 15% increase compared with $13.45 million in 2012. The company’s provision for loan losses was $540,000 in 2013 compared with $2.29 million in 2012, reflecting significant asset quality improvement year-over-year. Total interest expense declined to $2.44 million for the 12 months ended December 31, 2013 compared with $3.02 million for the 12 months ended December 31, 2012.

Noninterest income for the 12 months ended December 31, 2013 was $3.48 million compared with $3.62 million for the 12 months ended December 31, 2012. Mortgage fee income was comparable year-over-year as mortgage activity slowed in the second half of 2013. Income from service charges, fees and commissions increased to $1.35 million in 2013 compared with $1.23 million in 2012, partially reflecting significant growth in fees from commercial treasury management services.

Noninterest expense was $14.83 million for the 12 months ended December 31, 2013, compared with $14.39 million for the 12 months ended December 31, 2012. The 2013 total reflected an increase in compensation expenses, which included the addition of personnel in the company’s Roanoke and Charlottesville offices and occupancy costs related to the new offices. Expenses related to owned real estate declined to $506,000 in 2013 compared with $798,000 in 2012 as the company continued to reduce its portfolio of foreclosed and OREO properties. It is anticipated that OREO expenses will continue to decline in 2014.

Balance Sheet Highlights and Outlook

Loans, net of allowance for loan losses, were $339.99 million at December 31, 2013 compared with $319.92 million at December 31, 2012. The loan loss allowance in 2013 was $5.19 million compared with $5.54 million in 2012.

“In addition to increased commercial real estate and construction lending activity, we added what we believe to be quality 1-4 family loans to our portfolio,” Chapman noted. “Modest upward interest rate trends made it more attractive to selectively retain mortgage loans. Commercial lending added diversity to the bank’s total loan portfolio. Continued balance in our portfolio is a key goal in 2014.”

Total deposits at December 31, 2013 were $387.40 million compared with $399.02 million at December 31, 2012. Year-end 2012 totals partially reflected a temporary increase to professional settlement accounts related to end-of-the-year real estate and business closings. Total assets were $434.51 million at December 31, 2013 compared with $441.38 million at December 31, 2012, partially reflecting a 31% year-over-year decline in OREO. At December 31, 2013, OREO declined to $1.45 million compared with $2.11 million at December 31, 2012, reflecting steady disposition of owned properties and few assets being added to OREO.

The bank’s balance sheet demonstrated continued year-over-year improvement. Total nonperforming loans declined 52% to $3.07 million compared with $6.35 million at December 31, 2012. This lowered the company’s ratio of nonperforming loans to total loans to 0.89% at December 31, 2013 compared with 1.95% at December 31, 2012. Total nonperforming assets were $4.52 million at December 31, 2013, down 46.6% from $8.46 million at December 31, 2012.

With sufficient reserves for loan losses and a decline in problem credits, the company’s allowance for loan losses to nonperforming loans was 169% at December 31, 2013 compared with 87% at December 31, 2012. The bank’s “Texas Ratio” (NPAs + Troubled Debt Restructurings: Capital + Loan Loss Reserve), a measurement of asset quality, was 11.3% at December 31, 2013.

Continued improvement in asset quality and overall bank performance contributed to a return on average assets of 0.71% in 2013, up from 0.50% in 2012, and a return on average equity of 10.13% in 2013 compared with 7.76% in the 2012. Total stockholders’ equity increased to $29.77 million at December 31, 2013 compared with $29.61 million at December 31, 2012.

The bank remained “well capitalized” by accepted regulatory standards, with an approximate tier 1 to average total assets ratio of 9.11%, an approximate tier 1 risk-based capital ratio of 11.93% and an approximate total risk-based capital ratio of 13.18%.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets in Central Virginia. The bank operates nine full service locations, two loan production offices, and an investment services division in downtown Lynchburg. The company is celebrating its 15th anniversary this year. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Dec 31, 2013	Three months ending Dec 31, 2012	Change	Year to date Dec 31, 2013	Year to date Dec 31, 2012	Change
Interest income	$4,751	$4,659	1.97%	$18,428	$18,753	-1.73%
Interest expense	607	651	-6.76%	2,439	3,016	-19.13%
Net interest income	4,144	4,008	3.39%	15,989	15,737	1.60%
Provision for loan losses	250	513	-51.27%	540	2,289	-76.41%
Noninterest income	840	1,052	-20.15%	3,478	3,618	-3.87%
Noninterest expense	3,807	3,518	8.21%	14,578	14,144	3.07%
Amortization of tax credit investment	247	247	0.00%	247	247	0.00%
Income taxes	17	35	-51.43%	1,042	543	91.90%
Net income	663	747	-11.24%	3,060	2,132	43.53%
Weighted average shares outstanding	3,356,926	3,345,573	0.34%	3,353,784	3,343,210	0.32%
Basic net incomeper share	$0.20	$0.22	$(0.02)	$0.91	$0.64	$0.27
Fully diluted net incomeper share	$0.20	$0.22	$(0.02)	$0.91	$0.64	$0.27

Balance Sheet at period end:	Dec 31, 2013	Dec 31, 2012	Change	Dec 31, 2012	Dec 31, 2011	Change
Loans, net	$339,994	$319,922	6.27%	$319,922	$318,754	0.37%
Loans held for sale	1,921	904	112.50%	904	434	108.29%

Total securities	49,628	53,369	-7.01%	53,369	56,471	-5.49%

Total deposits	387,398	399,015	-2.91%	399,015	374,234	6.62%

Stockholders’ equity	29,772	29,613	0.54%	29,613	26,805	10.48%

Total assets	434,511	441,381	-1.56%	441,381	427,436	3.26%

Shares outstanding	3,364,874	3,352,725	12,149	3,352,725	3,342,418	10,307
Book value per share	$8.85	$8.83	$0.02	$8.83	$8.02	$0.81

Daily averages:	Three months ending Dec 31, 2013	Three months ending Dec 31, 2012	Change	Year to date Dec 31, 2013	Year to date Dec 31, 2012	Change
Loans, net	$333,415	$319,714	4.29%	$327,652	$317,198	3.30%
Loans held for sale	770	1,109	-30.57%	883	1,109	-20.38%

Total securities	53,649	51,231	4.72%	51,370	57,353	-10.43%

Total deposits	393,852	390,340	0.90%	390,094	384,802	1.38%

Stockholders’ equity	31,412	28,189	11.43%	30,204	27,474	9.94%
Interest earning assets	399,784	390,849	2.29%	394,551	392,855	0.43%
Interest bearing liabilities	337,207	336,040	0.35%	335,185	341,846	-1.95%

Total assets	439,394	430,578	2.05%	433,164	429,897	0.76%

Financial Ratios:	Three months ending Dec 31, 2013	Three months ending Dec 31, 2012	Change	Year to date Dec 31, 2013	Year to date Dec 31, 2012	Change
Return on average assets	0.60%	0.69%	(0.09)	0.71%	0.50%	0.21
Return on average equity	8.37%	10.51%	(2.14)	10.13%	7.76%	2.37
Net interest margin	4.14%	4.10%	0.04	4.08%	4.03%	0.05
Efficiency ratio	76.38%	69.53%	6.85	74.89%	73.08%	1.81
Average equity to average assets	7.15%	6.55%	0.60	6.97%	6.39%	0.58

Allowance for loan losses:	Three months ending Dec 31, 2013	Three months ending Dec 31, 2012	Change	Year to date Dec 31, 2013	Year to date Dec 31, 2012	Change
Beginning balance	$4,983	$5,693	-12.47%	$5,535	$5,612	-1.37%
Provision for losses	250	513	-51.27%	540	2,289	-76.41%
Charge-offs	(135)	(749)	-81.98%	(1,105)	(2,599)	-57.48%
Recoveries	88	78	12.82%	216	233	-7.30%

Ending balance	5,186	5,535	-6.31%	5,186	5,535	-6.31%

Nonperforming assets:	Dec 31, 2013	Dec 31, 2012	Change	Dec 31, 2012	Dec 31, 2011	Change
Total nonperforming loans	$3,066	$6,346	-51.69%	$6,346	$10,376	-38.84%

Other real estate owned	1,451	2,112	-31.30%	2,112	3,253	-35.08%

Total nonperforming assets	4,517	8,458	-46.59%	8,458	13,629	-37.94%

Troubled debt restructurings - (performing portion)	564	572	-1.40%	572	783	-26.95%

Asset quality ratios:	Dec 31, 2013	Dec 31, 2012	Change	Dec 31, 2012	Dec 31, 2011	Change
Nonperforming loans to total loans	0.89%	1.95%	(1.06)	1.95%	3.20%	(1.25)
Allowance for loan losses to total loans	1.50%	1.70%	(0.20)	1.70%	1.73%	(0.03)
Allowance for loan losses to nonperforming loans	169.15%	87.22%	81.93	87.22%	54.09%	33.13